Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                         Three Months
                                                    Ended February 28/29,
                                                    ---------------------
                                                      2005         2004
                                                      ----         ----

Net income                                           $  345       $  203
Income tax benefit, net                                  (3)          (4)
                                                     ------       ------
Income before income taxes                              342          199
                                                     ------       ------

Fixed charges
  Interest expense, net                                  86           65
  Interest portion of rent
    expense(a)                                            4            5
  Capitalized interest                                    5           10
                                                     ------       ------

Total fixed charges                                      95           80
                                                     ------       ------

Fixed charges not affecting
  earnings
    Capitalized interest                                 (5)         (10)
                                                     ------       ------
Earnings before fixed
  charges                                            $  432       $  269
                                                     ======       ======

Ratio of earnings to
  fixed charges                                         4.5x         3.4x
                                                     ======       ======

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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